Exhibit 10.8
March 18, 2005
Randy Layton, Secretary
Southern Iowa Bio-Energy
c/o Decatur County, Development Corporation
207 North Main Street
Leon, Iowa 50144
RE: Project Creation Assistance (VAAPFAP)
     Application Number 05-PCA-07
Dear Mr. Layton:
It is my pleasure to advise you that the Iowa Department of Economic Development staff has reviewed the above captioned application and an award of $20,000 has been approved for Southern Iowa Bio-Energy. This approval is expressly contingent upon any terms and conditions set forth in the financial assistance agreement with the State of Iowa.
On behalf of the Iowa Department of Economic Development we wish you the very best in your business endeavors and looks forward to working with you on this project. Should you have any questions regarding this award, please contact Joe Jones at 515-242-4801.
Sincerely,
/s/ Michael Blouin
Michael Blouin
Director
MB/jhj
cc:      File
IOWA DEPARTMENT OF ECONOMIC DEVELOPMENT